First BanCorp Declares Quarterly Dividend and Provides An Update
on Certain Operational Data

Luis M.Cabrera
Executive Vice President and
Chief Investment Officer, Treasurer
and Interim Chief Financial Officer
(787) 729-8111
luis.cabrera@firstbankpr.com
FIRST BANCORP DECLARES QUARTERLY DIVIDEND AND PROVIDES
AN UPDATE ON CERTAIN OPERATIONAL DATA
     San Juan, Puerto Rico, November 21, 2005—First BanCorp (the“Corporation”) (NYSE-FBP) announced today that its Board of Directors declared a quarterly dividend of 7 cents per share on its outstanding common stock, to be paid on December 30, 2005 to stockholders of record as of December 15, 2005. This dividend is in line with dividends declared in prior quarters.
     In addition, the Corporation today reported certain selected operational data for the third quarter and nine months ended September 30, 2005. The Corporation reported that internal loan origination was approximately $972 million and $3.1 billion for the third quarter and nine-month period ended September 30, 2005, respectively, compared to $554 million and $1.6 billion, respectively, for the same periods in 2004. The Corporation did not make any bulk purchases of mortgage loans during the second and third quarters of 2005. Internal loan production for the nine-month period ended September 30, 2005 was mainly driven by the origination of

First BanCorp Declares Quarterly Dividend and Provides An Update
on Certain Operational Data

approximately $1.1 billion in commercial loans mainly in Puerto Rico, construction loans secured with real estate collateral of approximately $568 million mainly originated by FirstBank’s loan agency in the state of Florida, residential real estate loans of approximately $634 million originated mainly in Puerto Rico through FirstMortgage, FirstBank’s mortgage loans origination subsidiary, and consumer and automobile loans of approximately $771 million mainly originated in Puerto Rico.
     During the nine-month period ended September 30, 2005, the Corporation’s deposits grew to approximately $12.3 billion, an increase of approximately 55% over deposits at December 31, 2004. This increase reflects the acquisition of UniBank in the first quarter of 2005 with approximately $439 million of branch-based deposits and issuances of brokered certificates of deposit mainly used to fund the Corporation’s loan originations.
     Management believes, based on current information, that as of September 30, 2005 the Corporation continued to be a “well-capitalized” financial holding company within the meaning of the federal bank regulations, and, as of such date, both its Puerto Rico banking subsidiary, FirstBank Puerto Rico, and its Florida thrift subsidiary, UniBank, were “well capitalized”.

First BanCorp Declares Quarterly Dividend and Provides An Update
on Certain Operational Data

     The financial information provided above, including references to regulatory capital, has not been reviewed by the Corporation’s registered public accounting firm. As reported in a press release dated August 25, 2005, the Corporation’s Management and Audit Committee are reviewing the accounting for various transactions that the Corporation reflected as acquisitions of mortgages and securities backed by mortgages as well as certain other matters. Since the review is still on-going, the Corporation has been unable to file its Form 10-Q for the quarters ended September 30, 2005 and June 30, 2005. At this time, the Corporation does not know when the required filings will be made.
     First BanCorp is the parent company of FirstBank Puerto Rico, a state chartered commercial bank in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico, and UniBank, the thrift subsidiary of Ponce General, all operate within US banking laws and regulations. The Corporation operates a total of 140 financial services facilities throughout Puerto Rico, the US and British Virgin Islands, and Florida (USA). Among the subsidiaries of FirstBank Puerto Rico is Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage banking company. In the US and British Virgin Islands, the Bank operates FirstBank Insurance VI, an

First BanCorp Declares Quarterly Dividend and Provides An Update
on Certain Operational Data

insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company.
     The Corporation’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD, and FBPPrE.